Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Rapid Holdings Inc.

We consent to the inclusion in this Registration Statement on Form S-1 filed with the SEC on September 10, 2010 (the “Registration Statement”), of our report dated July 1, 2010, relating to the consolidated balance sheet of Rapid Holdings Inc. as of May 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from March 22, 2010 (inception) through May 31, 2010 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
September 10, 2010